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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

CAMBIOR INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

13201L103

(Cusip Number)

December 8, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☒ Rule 13d-1 (c)

        ☐ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

Item 1. (a) Name of Issuer:
Item 2. (a) Name of Persons Filing:
Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is
Item 4. Ownership.
Item 5. Ownership of Five Percent or Less of a Class:
Item 6. Ownership of More than Five Percent on Behalf of Another Person:
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:
Item 8. Identification and Classification of Members of the Group:
Item 9. Notice of Dissolution of a Group:
Item 10. Certification:
SIGNATURE

13G
CUSIP No. 13201L103			Page 2 of 5

1.	Name of Reporting Person: Jipangu Inc.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Japan

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 33,622,183

		6.	Shared Voting Power: Not applicable

		7.	Sole Dispositive Power: 33,622,183

		8.	Shared Dispositive Power: Not applicable

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 33,622,183

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐

11.	Percent of Class Represented by Amount in Row (9): 15.9%

12.	Type of Reporting Person: CO

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Item 1.	(a)	Name of Issuer:
Cambior Inc. (the “Issuer”)

	(b)	Address of Principal Executive Offices of the Issuer:
1111 St. Charles Street West, East Tower
Suite 750
Longueil, Quebec, Canada J4K 5G4

Item 2.	(a)	Name of Persons Filing:
Jipangu Inc.

	(b)	Address of Principal Business Office:
3-6-9 Kita-Shinagawa
Shinagawa-Ku, Tokyo, Japan

	(c)	Citizenship:
Japan

	(d)	Title of Class of Securities:
Common Stock, without par value per share (“Common Stock”)

	(e)	CUSIP Number:
13201L103

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
Not Applicable

Item 4.	Ownership.

	(a)	Amount beneficially owned: 33,622,183

	(b)	Percent of class: 15.9%

	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 33,622,183
		(ii)	Shared power to vote or to direct the vote Not applicable
		(iii)	Sole power to dispose or to direct the disposition of 33,622,183
		(iv)	Shared power to dispose or to direct the disposition of Not applicable

Item 5.	Ownership of Five Percent or Less of a Class:
Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:
Not Applicable

Item 8.	Identification and Classification of Members of the Group:
Not Applicable

Item 9.	Notice of Dissolution of a Group:

3

Not Applicable

4

Item 10.	Certification:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 19, 2003

JIPANGU INC.

/s/ Tamisuke Matsufuji By: Tamisuke Matsufuji Its: President and Chief Executive Officer

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